NEWS RELEASE

Investor Contact:
James E. Perry, Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries Declares 3-for-2 Stock Split and 28% Increase in Quarterly Cash Dividend

DALLAS – May 15, 2006 – Trinity Industries, Inc. (NYSE:TRN) declared a 3-for-2 stock split on its common shares. The stock split will be issued in the form of a 50% stock dividend. The record date for the stock dividend will be May 26, 2006 and the additional shares will be distributed to all shareholders on June 9, 2006. Fractional shares will be payable in cash. After giving effect to the stock split, the Company will have approximately 79 million shares outstanding.

In addition, the Company declared an increase in its quarterly cash dividend to 6 cents a share on its $1 par value common stock. The new dividend reflects an increase of over 28% as compared to the current dividend. The quarterly cash dividend, Trinity’s 169th consecutive, is payable July 31, 2006 to stockholders of record on July 14, 2006, and will be made on the new shares after the 3-for-2 stock split.

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. Trinity’s web site may be accessed at http://www.trin.net .

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